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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         1) With Design in Mind, a California corporation, a wholly-owned subsidiary

         2) Janex Corporation, a New Jersey corporation, a wholly-owned subsidiary

         3) Pro Gains Company Limited, a Hong Kong corporation 50% owned by the Company and 50% owned by Janex

         4) Malibu Fun Stuffed, Inc., a California corporation, a wholly-owned subsidiary

         5) Malibu Fun Stuffed International Limited, a Hong Kong corporation 99% owned by Malibu Fund Stuffed, Inc. and 100% owned by the Company

         6)       DaMert Toys and Games, Inc., an Arizona corporation